Exhibit 99.1

IASIS Healthcare Announces Third Quarter 2016 Results

FRANKLIN, Tenn.--(BUSINESS WIRE)--August 15, 2016--IASIS Healthcare® LLC (“IASIS” or the “Company”) today announced financial and operating results for the fiscal third quarter and nine months ended June 30, 2016.

Key Financial and Operating Results

Consolidated Financial and Operating Results – Third Quarter and Nine Months Ended June 30, 2016 and 2015

Consolidated revenue for the third quarter ended June 30, 2016, totaled $814.0 million, an increase of 18.6% compared to $686.3 million in the prior year quarter. Consolidated revenue growth for the third quarter ended June 30, 2016, reflects a combined 70.7% growth in covered lives across all product lines of the Company’s managed care operations and 1.6% growth in adjusted admissions in its acute care operations.

Net loss from continuing operations before income taxes for the third quarter ended June 30, 2016, totaled $34.6 million, compared to net earnings from continuing operations before income taxes of $2.4 million in the prior year quarter. Adjusted EBITDA for the third quarter ended June 30, 2016, totaled $27.6 million, compared to $63.0 million in the prior year quarter. During the third quarter ended June 30, 2016, the Company’s managed care division incurred $8.8 million in losses with respect to its Arizona health insurance marketplace exchange plan business, most of which was attributable to unfavorable risk adjustment transfer settlements. The Company’s managed care division has notified Arizona regulators that it will exit the state’s exchange business effective January 1, 2017. Results of operations for the third quarter ended June 30, 2016, were also negatively impacted by $17.4 million of unfavorable prior period medical claims development in the Company’s managed care division. The managed care division’s increase in medical expenses during the third quarter ended June 30, 2016, reflects rising pharmacy costs, particularly related to high-cost specialty drugs, increased acuity levels for certain higher cost enrollment groups, and growth in new members with higher medical costs.

“Like a number of other companies, our managed care division decided to exit the health insurance marketplace exchange business due to the instability of the Affordable Care Act marketplace and the related risk pool, as well as uncertainty and lack of funding of government premium stabilization programs,” said W. Carl Whitmer, IASIS Healthcare President & Chief Executive Officer. “Our managed care division has seen rapid growth in revenue, membership and product lines in recent years and is focused on navigating industry headwinds associated with rising pharmacy costs and bringing down overall medical expenses.”

Whitmer added, “Our hospitals continue to see solid volume and revenue growth, including growth in adjusted admissions and surgeries. Additionally, our operating cash flows have improved year-over-year and our cash position remains strong.”

Consolidated revenue for the nine months ended June 30, 2016, totaled $2.44 billion, an increase of 18.8% compared to $2.05 billion in the prior year period. Consolidated revenue growth for the nine months ended June 30, 2016, reflects a combined 70.7% growth in covered lives across all product lines of the Company’s managed care operations and 1.8% growth in adjusted admissions in its acute care operations.

Net loss from continuing operations before income taxes for the nine months ended June 30, 2016, totaled $53.7 million, compared to net earnings from continuing operations before income taxes of $17.9 million in the prior year period. Adjusted EBITDA for the nine months ended June 30, 2016, totaled $133.5 million, compared to $193.6 million in the prior year period. During the nine months ended June 30, 2016, the Company’s managed care division incurred $8.2 million in losses with respect to its Arizona health insurance marketplace exchange business. Adjusted EBITDA for the nine months ended June 30, 2016, as compared to the prior year period, was also negatively impacted by system improvement costs and declines in volume at the Company’s hospital in Houston, an unfavorable development of $11.9 million related to the settlement of a small number of prior year professional liability claims, $3.7 million in integrated clinical and revenue cycle systems conversion costs, and increased medical costs in the Company’s managed care operations.

The Company provides the following table of normalized adjusted EBITDA, which reflects certain items that affected the Company’s results for the quarters and nine months ended June 30, 2016 and 2015.

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Consolidated Results
Net earnings (loss) from continuing operations	$(27,027)	$1,368	$(40,708)	$9,748
Add:
Interest expense, net	32,828	31,905	99,471	96,122
Income tax expense (benefit)	(7,584)	1,018	(12,961)	8,111
Depreciation and amortization	26,482	26,276	79,732	70,462
Stock-based compensation	1,877	1,231	5,221	4,937
Loss (gain) on disposal of assets, net	(248)	(20)	(973)	434
Management fees	1,250	1,250	3,750	3,750
Adjusted EBITDA	27,578	63,028	133,532	193,564

Arizona exchange plan losses, including unfavorable risk adjustment transfer settlement	8,849	(491)	8,199	(238)
Unfavorable (favorable) development of prior year professional liability claims	-	-	11,866	(4,068)
System improvement costs associated with operation improvement efforts in Houston	2,128	-	6,892	-
Integrated clinical and revenue cycle systems conversion costs	1,279	-	3,656	-
EHR settlements related to prior years	-	-	2,324	-
Initial public offering, advisory and other legal and regulatory costs	5,305	5,018	8,051	6,898
Pre-opening and start-up costs related to opening of a new hospital campus	-	2,625	-	3,189
Normalized adjusted EBITDA	$45,139	$70,180	$174,520	$199,345

Acute Care Operations – Third Quarter and Nine Months Ended June 30, 2016 and 2015

For the third quarter ended June 30, 2016, acute care revenue totaled $489.3 million, an increase of 3.0% compared to the prior year quarter, while admissions increased 0.4% and adjusted admissions increased 1.6%, each compared to the prior year quarter. Excluding the impact of the Company’s Houston operations, for the third quarter ended June 30, 2016, admissions increased 1.3% and adjusted admissions increased 2.4%, each compared to the prior year quarter. Net patient revenue per adjusted admission for the third quarter ended June 30, 2016, increased 1.1% compared to the prior year quarter.

For the nine months ended June 30, 2016, acute care revenue totaled $1.48 billion, an increase of 4.8% compared to the prior year period, while admissions decreased 0.2% and adjusted admissions increased 1.8%, each compared to the prior year period. Excluding the impact of the Company’s Houston operations, for the nine months ended June 30, 2016, admissions increased 1.4% and adjusted admissions increased 3.0%, each compared to the prior year period. Net patient revenue per adjusted admission for the nine months ended June 30, 2016, increased 2.7% compared to the prior year period.

Managed Care Operations – Third Quarter and Nine Months Ended June 30, 2016 and 2015

For the third quarter ended June 30, 2016, premium, service and other revenue in the Company’s managed care operations totaled $324.7 million, an increase of 53.6% compared to the prior year quarter. For the nine months ended June 30, 2016, premium, service and other revenue in the Company’s managed care operations totaled $959.9 million, an increase of 49.5% compared to the prior year period. Total lives served across all managed care division product lines increased 70.7% compared to the prior year, with 665,700 lives served as of June 30, 2016. The increase in lives reflects the Company’s managed care division’s commencement of an integrated acute and behavioral health plan joint venture in Northern Arizona on October 1, 2015, which served 226,900 lives as of June 30, 2016.

Excluding the Company’s Arizona marketplace exchange product, medical loss ratio (“MLR”) for the third quarter ended June 30, 2016, was 95.9%, compared to 87.9% in the prior year quarter, while MLR for the nine months ended June 30, 2016, was 91.1%, compared to 87.6% in the prior year period. The increase in MLR reflects rising pharmacy costs, particularly related to high-cost specialty drugs, increased acuity levels for certain higher cost enrollment groups, and growth in new members with higher medical costs.

Cash Flow Analysis

Cash flows provided by operating activities for the nine months ended June 30, 2016, totaled $73.8 million, compared to $60.0 million in the prior year period. Cash flows used in investing activities for the nine months ended June 30, 2016, totaled $102.6 million, compared to $76.4 million in the prior year period, which included $42.6 million in proceeds received from the sale of the Company’s Nevada operations.

Information Systems Conversion

The Company is currently in the process of converting to a new integrated clinical and revenue cycle system, a project in which the Company expects to make significant investments through the 2019 fiscal year. During the nine months ended June 30, 2016, the Company spent $28.2 million in cash associated with its conversion efforts, $4.2 million of which is included in cash flows provided by operating activities, $17.0 million of which is included in cash flows used in investing activities and $7.0 million of which is included in cash flows used in financing activities.

Conference Call

A listen-only simulcast and 30-day replay of IASIS’ third quarter fiscal 2016 conference call will be available by clicking the “Investors” link on the Company’s Web site at www.iasishealthcare.com beginning at 11:00 a.m. Eastern Time on August 15, 2016. A copy of this press release will also be available on the Company’s Web site.

IASIS Healthcare is a healthcare services company that seeks to deliver high-quality, cost-effective healthcare through a broad and differentiated set of capabilities and assets that include acute care hospitals with related patient access points and a diversified managed care risk platform. With total annual revenue of approximately $2.9 billion, IASIS, headquartered in Franklin, Tennessee, owns and operates 17 acute care hospitals, one behavioral hospital and multiple other access points, including 146 physician clinics, multiple outpatient surgical units, imaging centers, and investments in urgent care centers and on-site employer-based clinics. Health Choice, the Company’s managed care risk platform, delivers services to more than 665,700 covered lives through its multiple health plans, accountable care networks and agreements to serve as a management services organization (“MSO”) with third party insurers. For more information on IASIS, please visit the Company’s Web site at www.iasishealthcare.com.

Some of the statements we make in this press release are forward-looking within the meaning of the federal securities laws, which are intended to be covered by the safe harbors created thereby. Those forward-looking statements include all statements that are not historical statements of fact and those regarding the Company’s intent, belief or expectations including, but not limited to, future financial and operating results, the Company’s plans, objectives, expectations and other statements that are not historical facts. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results in future periods to differ materially from those anticipated in the forward-looking statements. These risk factors and uncertainties are more fully described in Part I, Item 1A. “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015, as filed with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements contained in this press release are reasonable, any of these assumptions could prove to be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by the Company or any other person that the Company’s objectives and plans will be achieved. We undertake no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

Adjusted EBITDA and normalized adjusted EBITDA are each non-GAAP financial measures. Adjusted EBITDA represents net earnings (loss) from continuing operations before net interest expense, income tax expense (benefit), depreciation and amortization, stock-based compensation, gain (loss) on disposal of assets, and management fees. Management fees represent monitoring and advisory fees paid to management companies affiliated with TPG and JLL. Normalized adjusted EBITDA represents adjusted EBITDA before losses associated with the Company’s Arizona health insurance marketplace exchange plan (including unfavorable risk adjustment transfer settlements), the unfavorable development of prior year professional liability claims, IT conversion related costs, EHR settlements related to prior years, initial public offering, advisory and other legal and regulatory costs, costs associated with systems improvement efforts at the Company’s Houston operations, and pre-opening and start-up losses related to the opening of a new hospital campus. Management routinely calculates and communicates adjusted EBITDA and believes that it is useful to investors because it is commonly used as an analytical indicator within the healthcare industry to evaluate performance, allocate resources and measure leverage capacity and debt service ability. In addition, the Company uses adjusted EBITDA as a measure of performance for its business segments and for incentive compensation purposes. In addition, management believes that the presentation of normalized adjusted EBITDA assists investors in evaluating the Company’s ongoing operational performance by excluding the impact of certain items that the Company believes may not be reflective of underlying business performance. Neither adjusted EBITDA nor normalized adjusted EBITDA should be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from such measures are significant components in understanding and assessing financial performance. Neither adjusted EBITDA nor normalized adjusted EBITDA should be considered in isolation or as an alternative to net earnings, cash flows generated by operating, investing, or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. Adjusted EBITDA and normalized adjusted EBITDA, as presented, differ from “adjusted EBITDA” as defined under the Company’s senior secured credit facilities and may not be comparable to similarly titled measures of other companies. A table describing adjusted EBITDA and normalized adjusted EBITDA and reconciling net earnings (loss) from continuing operations to adjusted EBITDA and normalized adjusted EBITDA is included in this press release.

IASIS HEALTHCARE LLC
Consolidated Statements of Operations (Unaudited)
(in thousands)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues
Acute care revenue before provision for bad debts	$583,595	$563,030	$1,763,190	$1,668,536
Less: Provision for bad debts	(94,293)	(88,097)	(284,989)	(258,175)
Acute care revenue	489,302	474,933	1,478,201	1,410,361
Premium, service and other revenue	324,681	211,361	959,917	642,298
Total revenue	813,983	686,294	2,438,118	2,052,659

Costs and expenses
Salaries and benefits (includes stock-based compensation of $1,877, $1,231, $5,221, and $4,937, respectively)	244,923	228,899	742,050	697,098
Supplies	83,895	81,505	252,859	241,696
Medical claims	303,330	172,475	838,067	524,506
Rentals and leases	21,281	19,258	64,581	57,055
Other operating expenses	136,120	124,395	414,007	351,362
Medicare and Medicaid EHR incentives	(1,267)	(2,035)	(1,757)	(7,685)
Interest expense, net	32,828	31,905	99,471	96,122
Depreciation and amortization	26,482	26,276	79,732	70,462
Management fees	1,250	1,250	3,750	3,750
Total costs and expenses	848,842	683,928	2,492,760	2,034,366

Earnings (loss) from continuing operations before gain (loss) on disposal of assets and income taxes	(34,859)	2,366	(54,642)	18,293
Gain (loss) on disposal of assets, net	248	20	973	(434)

Earnings (loss) from continuing operations before income taxes	(34,611)	2,386	(53,669)	17,859
Income tax expense (benefit)	(7,584)	1,018	(12,961)	8,111

Net earnings (loss) from continuing operations	(27,027)	1,368	(40,708)	9,748
Earnings (loss) from discontinued operations, net of income taxes	465	1,084	(3,421)	(2,222)

Net earnings (loss)	(26,562)	2,452	(44,129)	7,526
Net earnings attributable to non-controlling interests	(2,037)	(4,164)	(7,440)	(9,214)

Net loss attributable to IASIS Healthcare LLC	$(28,599)	$(1,712)	$(51,569)	$(1,688)

IASIS HEALTHCARE LLC
Consolidated Balance Sheets (Unaudited)
(in thousands)

	June 30,	Sept. 30,
	2016	2015

ASSETS

Current assets
Cash and cash equivalents	$318,163	$378,513
Accounts receivable, net	344,448	317,729
Inventories	63,758	62,593
Deferred income taxes	-	2,645
Prepaid expenses and other current assets	159,456	200,555
Total current assets	885,825	962,035

Property and equipment, net	937,395	894,766
Goodwill	821,432	821,339
Other intangible assets, net	17,369	19,896
Other assets, net	60,327	55,596
Total assets	$2,722,348	$2,753,632

LIABILITIES AND EQUITY

Current liabilities
Accounts payable	$128,758	$131,152
Salaries and benefits payable	60,093	80,833
Accrued interest payable	10,028	26,896
Medical claims payable	167,435	104,296
Other accrued expenses and current liabilities	107,469	98,324
Current portion of long-term debt, capital leases and other long-term obligations	23,917	11,816
Total current liabilities	497,700	453,317

Long-term debt, capital leases and other long-term obligations	1,838,205	1,842,714
Deferred income taxes	97,693	118,477
Other long-term liabilities	94,788	95,553

Non-controlling interests with redemption rights	113,511	114,922

Equity
Member’s equity	65,501	117,847
Non-controlling interests	14,950	10,802
Total equity	80,451	128,649
Total liabilities and equity	$2,722,348	$2,753,632

IASIS HEALTHCARE LLC
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended
	June 30,
	2016	2015
Cash flows from operating activities
Net earnings (loss)	$(44,129)	$7,526
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	79,732	70,462
Amortization of loan costs	5,947	5,913
Amortization of deferred gain from sale-leaseback	(1,872)	(1,872)
Change in physician minimum revenue guarantees	2,609	2,852
Stock-based compensation	5,221	4,937
Deferred income taxes	(16,694)	5,935
Loss (gain) on disposal of assets, net	(973)	434
Loss from discontinued operations, net	3,421	2,222
Changes in operating assets and liabilities, net of the effect of acquisitions and dispositions:
Accounts receivable, net	(26,718)	(18,106)
Inventories, prepaid expenses and other current assets	35,954	(15,278)
Accounts payable, other accrued expenses and other accrued liabilities	28,957	(7,936)
Net cash provided by operating activities – continuing operations	71,455	57,089
Net cash provided by operating activities – discontinued operations	2,368	2,919
Net cash provided by operating activities	73,823	60,008

Cash flows from investing activities
Purchases of property and equipment	(94,678)	(106,604)
Cash paid for acquisitions, net	(2,311)	(11,324)
Cash received (paid) related to divestiture	(5,869)	42,633
Proceeds from sale of assets	643	350
Change in other assets, net	(425)	(1,141)
Net cash used in investing activities – continuing operations	(102,640)	(76,086)
Net cash used in investing activities – discontinued operations	-	(341)
Net cash used in investing activities	(102,640)	(76,427)

Cash flows from financing activities
Payment of long-term debt, capital leases and other long-term obligations	(16,938)	(9,801)
Payment of debt financing costs	(5,179)	-
Distributions to non-controlling interests	(8,005)	(6,306)
Cash paid for the repurchase of non-controlling interests	(1,411)	(1,018)
Net cash used in financing activities – continuing operations	(31,533)	(17,125)
Net cash used in financing activities – discontinued operations	-	(6)
Net cash used in financing activities	(31,533)	(17,131)

Change in cash and cash equivalents	(60,350)	(33,550)
Cash and cash equivalents at beginning of period	378,513	341,180
Cash and cash equivalents at end of period	$318,163	$307,630

Supplemental disclosure of cash flow information
Cash paid for interest	$110,394	$111,847
Cash paid for (received from) income taxes, net	$(9,261)	$14,875

Supplemental disclosure of non-cash information
Financing obligation related to integrated clinical revenue cycle systems conversion	$23,409	$-

IASIS HEALTHCARE LLC
Consolidated Financial and Operating Data (Unaudited)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Acute care operations (1)
Number of hospital facilities at end of period	18	17	18	17
Licensed beds at end of period	3,661	3,644	3,661	3,644
Average length of stay (days)	5.0	4.9	5.0	5.0
Occupancy rates (average beds in service)	47.3%	47.1%	47.6%	49.3%
Admissions	25,062	24,961	76,470	76,643
Percentage change	0.4%		(0.2%)
Adjusted admissions	48,876	48,127	146,171	143,616
Percentage change	1.6%		1.8%
Patient days	124,878	122,793	378,874	383,983
Adjusted patient days	243,538	236,756	724,213	719,518
Surgeries	17,285	16,525	51,809	49,107
Emergency room visits	107,409	108,380	323,768	324,325
Outpatient revenue as a percentage of gross patient revenue	48.7%	48.1%	47.7%	46.6%

Managed care operations
Health plan lives	513,300	260,200	513,300	260,200
MSO lives	99,300	97,700	99,300	97,700
Accountable care network lives	53,100	32,000	53,100	32,000
Total lives	665,700	389,900	665,700	389,900

Medical loss ratio (2)	98.2%	87.4%	91.7%	87.4%

(1) Excludes the impact of the Company’s Nevada operations, which are reflected in discontinued operations. Includes St. Luke’s Behavioral Hospital in Phoenix, Arizona.
(2) Represents medical claims expense as a percentage of premium revenue, including claims paid to the Company’s hospitals.

CONTACT:
IASIS Healthcare LLC
W. Carl Whitmer, 615-844-2747
President and Chief Executive Officer
or
John M. Doyle, 615-844-2747
Chief Financial Officer